State of Maryland
Department of Assessments and Taxation

Charter Division

Larry Hogan
Governor

Sean P. Powell
Director

Date: 08/12/2016

THIS LETTER IS TO CONFIRM ACCEPTANCE OF THE FOLLOWING FILING:

ENTITY NAME	: SHUTTLE PHARMACEUTICALS, INC.
DEPARTMENT ID	: D17432303
TYPE OF REQUEST	: ARTICLES OF INCORPORATION
DATE FILED	: 08-04-2016
TIME FILED	: 01:16 PM
RECORDING FEE	: $100.00
ORG. & CAP FEE	: $210.00
FILING NUMBER	: 1000362009665342
CUSTOMER ID	: 0003452433
WORK ORDER NUMBER	: 0004669010

PLEASE VERIFY THE INFORMATION CONTAINED IN THIS LETTER. NOTIFY THIS DEPARTMENT IN WRITING IF ANY INFORMATION IS INCORRECT. INCLUDE THE CUSTOMER ID AND THE WORK ORDER NUMBER ON ANY INQUIRIES. EVERY YEAR THIS ENTITY MUST FILE A PERSONAL PROPERTY RETURN IN ORDER TO MAINTAIN ITS EXISTENCE EVEN IF IT DOES NOT OWN PERSONAL PROPERTY. THE RETURN IS FOUND ON THE SDAT WEBSITE.

Charter Division
Baltimore Metro Area (410) 767-1350
Outside Metro Area (888) 246-5941

301 West Preston Street-Room 801-Baltimore, Maryland 21201-2395
Telephone (410)767-4950 / Toll free in Maryland (888)246-5941
MRS (Maryland Relay Service) (800)735-2258 TT/Voice- Fax (410)333-7097
Website: www.dat.maryland.gov

0010232779

CACCPT

ENTITY TYPE:	ORDINARY BUSINESS - STOCK
STOCK:	Y
CLOSE:	N
EFFECTIVE DATE:	08-04-2016
PRINCIPAL OFFICE:	2ND FLOOR 836 PARK AVE. BALTIMORE MD 21201
RESIDENT AGENT:	VCORP SERVICES MD, INC. 2ND FLOOR 836 PARK AVE. BALTIMORE MD 21201

SHUTTLE PHARMACEUTICALS, INC.

ARTICLES OF INCORPORATION

ARTICLE I

INCORPORATION

The undersigned, Dale S. Bergman, whose address is 100 Almeria Avenue, Suite 340, Coral Gables, Florida 33134, being at least 18 years of age, hereby forms a corporation under the General Corporation Law of the State of Maryland (the "**MGCL**").

ARTICLE II

NAME

The name of the corporation (the "**Corporation**") is: "**SHUTTLE PHARMACEUTICALS, INC.**"

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

PRINICIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o Vcorp Services MD, Inc., 836 Park Avenue, Second Floor, Baltimore, MD 21201. The name of the resident agent of the Corporation in the State of Maryland is Vcorp Services MD, Inc., 836 Park Avenue, Second Floor, Baltimore, MD 21201. The resident agent is a Maryland corporation.

AUG 04 2016

ARTICLE V

CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is one hundred five million (105,000,000), consisting of (i) one hundred million (100,000,000) shares of common stock, par value $.01 (the "**Common Stock**"), and (ii) five million (5,000,000) shares of preferred stock, par value $.01 (the "**Preferred Stock**").

The designations preferences, qualifications, limitations, rights and restrictions of the Preferred Stock and the Common Stock are as follows:

A. PROVISIONS RELATING TO THE PREFERRED STOCK:

1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, preferences, qualifications, limitations, rights and restrictions as are stated and expressed in these Articles of Incorporation and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors are prescribed below.

2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance of the class or series the following:

(a) Whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

(b) the number of shares to constitute the class or series and the designations of the class or series;

(c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, with respect to any class or series;

(d) whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds shall be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f) the dividend rate, if any, whether any such dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when any such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or series of stock, whether or not such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts which the holders of any class or series shall be entitled to receive upon the voluntary or involuntary dissolution of or upon any distribution of the assets of the Corporation;

(h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price, ratio or rate at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable and in the best interest of the Corporation.

The shares of each class or series of Preferred Stock may vary from the shares of any other class or series in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any class or series by a resolution, subtracting from such series unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

B. PROVISIONS RELATED TO THE COMMON STOCK:

1. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided above, all rights to vote and all voting power shall be vested exclusively in the holders of Common Stock.

2. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available for such purpose, dividends payable in cash, stock or otherwise.

3. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

C. GENERAL PROVISIONS:

1. Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided above, cumulative voting by any shareholder is hereby expressly denied.

2. No shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into, or options or warrants to purchase shares of, any class or series, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

ARTICLE VI

STOCKHOLDERS MEETINGS

A. The Corporation shall hold a special meeting of stockholders only:

1. on call of the Board of Directors or persons authorized to do so by the Corporation's Bylaws; or

2. if the holders of not less than fifty percent (50%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

B. Holders of common stock may take any action required or permitted to be taken at any meeting of stockholders without a meeting, if a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action so taken to other stockholders in accordance with any applicable requirements of the MGCL.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding capital stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the charter, any amendment to the charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. The holders of stock of any class or series shall have exclusive voting rights on any proposed amendment to the charter that would alter only the contract rights, as expressly set forth in the charter, of that class or series, unless the terms of such class or series as set forth in the charter shall expressly provide otherwise.

ARTICLE VIII

BOARD OF DIRECTORS

The Corporation shall have no less than one (1), no more than fifteen (15) directors. The number of directors may be altered from time to time on accordance with the Corporation's bylaws.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

INDEMNIFICATION

The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served

as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 2nd day of August, 2016.

Dale S. Bergman, Incorporator